Exhibit 4.12

SMART TECHNOLOGIES INC.

PARTICIPANT EQUITY LOAN PLAN

PLEDGE AGREEMENT

THIS AGREEMENT is amended and restated as of the 19th day of December, 2012.

BETWEEN:

SMART TECHNOLOGIES INC., a corporation incorporated under the laws of the Province of Alberta

(the “Pledgee” or “Smart Tech”)

- and -

[Insert name of Participant], an individual resident in the City of             , Alberta

(the “Pledgor”).

WHEREAS pursuant to a participation election dated as of —, 200    , the Pledgor elected to purchase — common shares in the capital of the Pledgee (the “Equity Plan Shares”) in accordance with the terms and conditions of the Pledgee’s 2009 Participant Equity Loan Plan dated January 1, 2009, as amended and restated on December 19, 2012 (the “Plan”);

AND WHEREAS in accordance with the terms and conditions of the Plan and of a loan agreement entered into between the Pledgor, Smart Tech and others on —, 20— , as amended and restated on December 19, 2012 (such loan agreement, including any amendment, replacement, restatement or other modified version thereof, the “Loan Agreement”), Smart Tech has lent to the Pledgor an amount equal to all or a portion of the purchase price for the Equity Plan Shares;

AND WHEREAS the Pledgor has agreed to pledge the Equity Plan Shares and other collateral to the Pledgee as general and continuing collateral security for the due satisfaction and performance of all liabilities and obligations of the Pledgor to Smart Tech under the Loan Agreement and the Plan;

NOW THEREFORE in consideration of the mutual covenants in this Agreement and for other consideration (the receipt and sufficiency of which are thereby acknowledged by the Pledgor), the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, capitalized terms used that are not otherwise defined shall have the same meanings as in the Plan and:

(a)	“Agreement” “this Agreement”, “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and similar expressions mean this Agreement including all instruments supplementing, amending or confirming this Agreement;

(b)	“Affiliate” has the meaning given to that term in the Canada Business Corporations Act, as the same may from time to time be amended;

(c)	“Common Share” means a common share in the capital of Smart Tech and “Common Shares” means, collectively, all such issued and outstanding Common Shares;

(d)	“Equity Plan Shares” has the meaning ascribed thereto in the recitals to this Agreement.

(e)	“Event of Default” has the meaning ascribed thereto in Article 4;

(f)	“Lien” means any lien, mortgage, pledge, charge, assignment, security interest, hypothec (if applicable) or other encumbrance, including, without limitation, any agreement to give any of the foregoing, or any conditional or other title retention agreement or any contractual restriction which, if contravened, may give rise to an encumbrance;

(g)	“Loan Agreement” has the meaning ascribed thereto in the recitals to this Agreement;

(h)	“Obligations” means the aggregate of all indebtedness, obligations and liabilities, direct or indirect, absolute or contingent, matured or not, of the Pledgor to the Pledgee, under the Loan Agreement and the Plan, whether incurred prior to, at the time of, or subsequent to the execution hereof, whether incurred alone or with another or others, including extensions and renewals, and including without limitation all indebtedness, obligations and liabilities of the Pledgor to the Pledgee hereunder;

(i)	“Plan” has the meaning ascribed thereto in the recitals to this Agreement;

(j)	“Pledged Collateral” means collectively:

(i)	the Equity Plan Shares;

(ii)	all substitutions therefor, additions thereto and proceeds thereof;

(iii)	all dividends, interest, income, revenue, return of capital or other distributions made or paid in respect of the Pledged Collateral to the extent provided for in Section 3.1; and

(iv)	all rights and claims of the Pledgor in respect of the foregoing or evidenced thereby;

(k)	“PPSA” means the Personal Property Security Act (Alberta) as the same may from time to time hereafter be amended or any legislation that may be substituted therefor as the same may from time to time be amended; and

(l)	“Security Interest” means the assignment, hypothecation and pledge of, and security interest in, the Pledged Collateral granted to the Pledgee by the Pledgor pursuant to Section 2.1.

1.2	Terms Defined by the PPSA

Unless there is something in the context or subject matter inconsistent therewith, words and phrases not otherwise herein defined that are defined in the PPSA shall have the meanings ascribed thereto in the PPSA.

1.3	Headings

All reference to “Articles” or “Sections” refer to the specified Article or Section of this Agreement. The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Agreement into Articles and Sections shall not affect the interpretation of this Agreement.

1.4	Number and Gender

Words in the singular include the plural and vice versa and words in one gender include all genders. References to a “person” shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.5	Currency

Unless otherwise specified, all references to amounts of money in this Agreement refer to Canadian currency.

ARTICLE 2

PLEDGE OF SHARES

2.1	Pledge of Collateral

The Pledgor hereby deposits in pledge with Smart Tech, grants to Smart Tech a security interest in and assigns to Smart Tech all of the Pledgor’s right, title and interest in and to the Pledged Collateral and agrees that such Pledged Collateral and any further Pledged Collateral which is hereafter deposited in pledge with Smart Tech shall be held for the benefit of Smart Tech as a continuing collateral security for the due and timely payment and performance by the Pledgor of the Obligations of the Pledgor.

2.2	Delivery of Pledged Collateral

The Pledgee hereby agrees, concurrently with the execution of this Agreement, to deliver to the Pledgor or its nominee the Pledged Collateral, any certificate representing or evidencing the Pledged Collateral, and all appropriate transfer and other documents in such form as the Pledgor may request to enable the Pledgor to be registered as the owner thereof and to transfer and sell the Pledged Collateral.

2.3	Reclassification or Other Change in Equity Plan Shares

If any of the Equity Plan Shares are changed, classified, reclassified, subdivided or converted into a different number or class of securities or otherwise, or in the event of any consolidation, reorganization, merger or amalgamation of the Pledgee, the securities resulting from any such change, classification, reclassification, subdivision conversion, consolidation, reorganization, merger or amalgamation and the certificates, and the certificates representing the same (if any), shall be delivered by the Pledgee or its nominee to and held by the Pledgor or its nominee in place of or in addition to, as the case may be, the Equity Plan Shares and the provisions hereof relating to the Equity Plan Shares shall, mutatis mutandis, apply to such securities and, for greater certainty, such securities shall form part of the Pledged Collateral. The provisions of this Section 2.3 shall similarly apply to successive changes, classifications, reclassifications, subdivisions, conversions, consolidations, reorganizations, mergers, amalgamations and sales.

2.4	Transfer Agent Direction

The Pledgor shall, if requested to do so by the Pledgee, sign, execute and deliver to the Pledgee an irrevocable direction with respect to the payment or delivery of dividends, distributions, share certificates, notices and other communications in respect of the Pledged Collateral.

2.5	Attachment

The Pledgor acknowledges that value has been given by the Pledgee for the granting of the Security Interest, that the Pledgor has rights in the Pledged Collateral (other than future and hereinafter acquired Pledged Collateral), and that the parties have agreed not to postpone the time for attachment of the Security Interest.

2.6	Perfection of Security

The Pledgor authorizes the Pledgee or its nominee to file such financing and other statements and documents, register such hypothecs and do such acts, matters and things as the Pledgee or its nominee may consider appropriate to perfect and continue the Security Interest, to protect and preserve the interest of the Pledgee in the Pledged Collateral and to realize upon the Security Interest.

2.7	Representations, Warranties and Covenants

The Pledgor represents and warrants and covenants that:

(a)	he or she has good title to the Pledged Collateral;

(b)	his or her full legal name, his residential address and his or her date of birth are as set forth beneath his signature line on the signing pages of this Agreement;

(c)	the Pledged Collateral is, and the Pledged Collateral will at all times be, free of any Lien, except in favour of the Pledgee or incurred with the Pledgee’s prior written consent;

(d)	he or she has the right and all requisite power and authority to enter into this Agreement and perform his or her obligations under this Agreement, including to pledge, assign, grant a security interest in, transfer and deliver the Pledged Collateral to the Pledgee as provided herein;

(e)	no consent, approval, authorization or order of, or filing with, any person or entity, governmental or otherwise, is required for his execution and delivery of this Agreement or his or her delivery of the Pledged Collateral to the Pledgee;

(f)	which would delay or impede immediate sale of the Equity Plan Shares by the Pledgee;

(g)	upon the delivery of the Pledged Collateral to the Pledgee or its nominee pursuant to this Agreement, the Pledgee will have a valid Lien on, and a perfected Security Interest in, the Pledged Collateral as security for the Obligations; and

(h)	he or she has not performed and will not perform any acts that might prevent the Pledgee from enforcing any of the terms of this Agreement.

ARTICLE 3

DEALINGS WITH PLEDGED SHARES

3.1	Rights, Dividends or Distributions

At any time during the term of this Agreement, regardless of any change in the registered holder of the Pledged Collateral:

(a)	the Pledgor shall not, without the prior written consent of the Pledgee, and subject to the applicable provisions of the Loan Agreement, retain or exercise any rights of conversion or retraction or other similar rights with respect to the Pledged Collateral, provided that (i) no such exercise, in the opinion of the Pledgee, will have an adverse effect on the value of such Pledged Collateral and all expenses of the Pledgee in connection therewith have been paid in full and (ii) upon the exercise of the conversion or retraction or other similar right, the additional Pledged Collateral resulting therefrom shall be paid or delivered to the Pledgee or its nominee;

(b)	all cash dividends and other cash distributions on the Pledged Collateral shall be applied, in accordance with the provisions of the Loan Agreement, in satisfaction of the Obligations, and the Pledgor hereby irrevocably authorizes and directs the Pledgee to so apply all cash dividends and other cash received by the Pledgee or its nominee on the Pledged Collateral; and

(c)	the Pledgor shall be entitled to retain all non-cash dividends or distributions on the Pledged Collateral, provided, however, that any such non-cash dividends and distributions shall be paid or delivered to the Pledgee or its nominee and shall form part of the Pledged Collateral.

3.2	Possession of Pledged Collateral

(a)	The Pledgor acknowledges that the Pledgee or its nominee may at any time take possession of any Pledged Collateral not in its possession, wherever it may be located and by any method permitted by law after the occurrence of an Event of Default. Subject to Section 3.1(b), all other collateral received from time to time by or on behalf of the Pledgor, whether before or after the occurrence of an Event of Default, shall be received and held by or on behalf of the Pledgor in trust for the Pledgee or its nominee and shall be delivered to the Pledgee or its nominee immediately upon such receipt.

(b)	The Pledgor shall have no right to assign, transfer, create a Lien upon or otherwise deal with any Pledged Collateral.

ARTICLE 4

DEFAULT AND ENFORCEMENT

4.1	Default and Enforcement

In the event of any default in the due performance or payment of any of the Obligations (an “Event of Default”), the Security Interest shall become immediately enforceable and the Pledgee or its nominee may, in its sole discretion, do any or all of the following:

(a)	take possession of all or any part of the Pledged Collateral that is not already in its possession and do all such acts as it considers advisable for the purpose of being able to realize upon and otherwise deal with the Pledged Collateral;

(b)	vote any or all of the Pledged Collateral (whether or not transferred into the name of the Pledgee) and exercise all other rights and powers (including without limitation any conversion, exchange or subscription rights) and perform all acts of ownership in respect thereof as the registered holder or the Pledgor might do;

(c)

proceed to realize upon the Pledged Collateral or any of it by sale at public or private sale or otherwise realize upon any of the Pledged Collateral for such price and money or other consideration and upon such terms and conditions as it deems best, the whole without advertisement or notice to the Pledgor or other persons (it being acknowledged and agreed by the Pledgor that the Pledged Collateral is of such a nature that it may decline rapidly in value and is of a type customarily sold on a recognized market), so long as every aspect of the disposition is commercially reasonable, and, where any such sale or realization is by way of public auction or tender, the Pledgee or any of its affiliates may purchase the Pledged Collateral or such portion thereof free from any right or equity of redemption, and may, in paying the purchase price, apply any portion of the Obligations on account of the purchase price as may be outstanding at the time of such sale or realization;

(d)	enjoy and exercise all of the rights and remedies of a secured party under the PPSA or under the laws of any other jurisdiction applicable to the Pledged Collateral (including, without limitation, applicable personal property security laws); and

(e)	generally act in relation to the Pledged Collateral in such manner and on such terms as the Pledgee may deem expedient to its own interest.

4.2	Exclusion of Liability of Pledgee

The Pledgee shall not be liable for any exercise or any failure to exercise its rights, powers or remedies arising hereunder or otherwise, including, without limitation, taking possession of, collecting, enforcing, realizing, selling or otherwise disposing of, preserving or protecting the Pledged Collateral, or taking any steps or proceedings for any such purpose or any failure to do any of the foregoing. The Pledgee shall not have any obligation to examine any notices or other communications with respect to the Pledged Collateral or to advise the Pledgor of any other matter relating to the Pledgee, and the Pledgee shall not have any obligation to taken any steps or proceedings to preserve rights against prior parties to or in respect of the Pledged Collateral, whether or not in the Pledgee’s possession. Subject to the foregoing, the Pledgee shall use reasonable care in the custody and preservation of the Pledged Collateral in its possession.

4.3	Application of Proceeds

In the event of any realization upon or sale or disposition of the Pledged Collateral or any portion thereof as hereinbefore provided, the Pledgee shall apply the proceeds of any such realization, sale or disposition, together with any other moneys at the time held by it under the provisions of this Agreement, after deducting all costs and expenses of collection, sale and delivery (including, without limitation, legal fees and disbursements on a solicitor-and-his-own-client basis) incurred by the Pledgee in connection therewith, to the payment of all amounts owing to persons having prior rights or Liens on the Pledged Collateral (if any) and to the Pledgee in respect of the Obligations, in such manner and at such times as the Loan Agreement may prescribe or otherwise as the Pledgee in its sole discretion may determine, and the balance of such proceeds, if any, shall be paid in accordance with the PPSA and any other applicable law.

4.4	Liability for Deficiency

If the proceeds of realization received by or on behalf of the Pledgee from the disposition of the Pledged Collateral are not sufficient to satisfy the Obligations in full, the Pledgor shall, subject to and in accordance with the terms of Loan Agreement, be liable to pay such deficiency to the Pledgee.

4.5	Other Remedies Cumulative

The remedies of the Pledgee set out in this Agreement are cumulative and in addition to (and not in substitution for, exclusive of or dependent on) any other remedies contained in any existing or future security document granted by the Pledgor to the Pledgee and to all other remedies existing at law or in equity or by statute.

4.6	Indulgences and Releases

The Pledgee may grant extensions of time and other indulgences, take and give up or abstain from perfecting or taking advantage of security, accept compositions, compound, compromise, settle, grant releases and discharges, release any part of the Pledged Collateral to third parties and otherwise deal with the Pledgor, debtors of the Pledgor, sureties and others and with the Pledged Collateral and other security as the Pledgee may see fit without prejudice to the liability of the Pledgor in respect of the Obligations or the right of the Pledgee to hold the Pledged Collateral and realize upon the Security Interest.

4.7	Expenses of Enforcement

The Pledgor agrees to indemnify and reimburse the Pledgee for all costs and expenses of the Pledgee, its agents, advisors and consultants (including, without limitation, legal fees and disbursements on a solicitor-and-his-own-client basis) incurred with respect to the exercise by the Pledgee of any of its rights, remedies and powers under this Agreement (including, without limitation, costs and expenses related to the custody, preservation and realization of the Pledged Collateral), and such costs and expenses shall be added to and shall form part of the Obligations.

ARTICLE 5

RELEASE OF COLLATERAL

5.1	Release of Pledged Collateral.

At such time as amounts payable by the Pledgor from time to time in respect of the Obligations have been paid to the Pledgee, and any indemnity obligations of the Pledgor pursuant to the Plan or the Agreement, have been terminated or satisfied, the Pledgee shall, in the manner contemplated by the Plan, release any or all Pledged Collateral, as applicable, and all documents evidencing ownership of or title to such released Pledged Collateral shall be returned to the Pledgor.

5.2	Non-Release.

The Security Interest constituted hereby shall not be released, discharged or in any way affected by:

(a)	any increase or decrease in the amount of the Obligations;

(b)	any partial release of the Pledged Collateral;

(c)	an extension of time for payment of the Obligations;

(d)	any modification of the Obligations; or

(e)	any forebearance whatsoever whether as to time, performance or otherwise.

ARTICLE 6

GENERAL PROVISIONS

6.1	Waiver

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a party shall constitute a waiver of such party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement, at any other time.

6.2	Amendment

Subject to Section 6.5 hereof and Section 8.2(c) of the Plan, this Agreement may only be amended, supplemented or terminated by a written agreement signed by the Pledgor and the Pledgee.

6.3	Further Assurances

The Pledgor shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, such further acts, deeds, mortgages, transfers, stock powers, assurances or other documents as the Pledgee shall reasonably require to give effect to or to preserve and perfect the Security Interest in the Pledged Collateral intended to be granted to the Pledgee hereunder, or any security interest the Pledgor may hereafter grant or become bound to grant to the Pledgee, for the purpose of accomplishing and effecting the intention of this Agreement. The Pledgor irrevocably appoints the Pledgee to be the attorney of the Pledgor, coupled with an interest, with full power of substitution, for and in the name of the Pledgor to execute and to do any deeds, documents, transfers, demands, assignments, assurances, consents and things which the Pledgor is obliged to sign, execute or do hereunder.

6.4	Notices

All notices, requests, demands or other communications required or permitted to be given by one party to another under this Agreement shall be given in writing and delivered by personal delivery or delivery by recognized commercial courier, sent by facsimile or delivered by registered mail, postage prepaid, addressed as follows:

In the case of the Pledgee:	Smart Technologies Inc.
3636 Research Road N.W.
Calgary, Alberta T2L 1Y1

Attention:	Jeff Losch, Vice President, Legal and General Counsel
Facsimile:	(403) 407-4898

In the case of the Pledgor:	[insert name and address of Pledgor]

Facsimile:	—

or at such other address or fax number of which the addressee may from time to time notify the addressor. Any notice delivered by personal delivery or by courier to the party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address. If such day is not a business day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next business day. Any notice sent by prepaid registered mail shall be deemed to have been given and received on the fourth business day following the date of its mailing. Any notice transmitted by facsimile shall be deemed to have been given and received on the day in which transmission is confirmed. If such day is not a business day or if the facsimile transmission is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first business day after its transmission.

6.5	Equitable Remedies

The parties acknowledge that the covenants, provisions or restrictions contained in this Agreement are reasonable. In the event any party breaches any of the covenants, provisions or restrictions contained in this Agreement, the remaining parties’ remedy in the form of monetary damages may, therefore, be inadequate and, the remaining parties shall be and are hereby authorized and entitled, in addition to all other rights and remedies available to them, to apply for and obtain from any court of competent jurisdiction, interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

6.6	Time of Essence

Time shall be of the essence of each provision of this Agreement. Any extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

6.7	Governing Law

This Agreement and all documents delivered pursuant hereto shall be governed by and construed in accordance with the PPSA and other laws of the Province of Alberta and the federal laws of Canada applicable therein, and the parties submit to the non-exclusive jurisdiction of the courts of such Province.

6.8	Successors and Assigns

This Agreement and all its terms, conditions and provisions shall enure to the benefit of and be binding upon Smart Tech and its successors and assigns and the Participant, his or her heirs, executors, administrators and legal personal representatives, respectively.

6.9	Term

This Agreement shall become effective according to its terms immediately upon the execution hereof by the Pledgor and shall continue as security for the Obligations until all of the Obligations are paid and performed in full, at which time this Agreement shall terminate.

6.10	Non-substitution

This Agreement and the Security Interest are in addition to and not in substitution for any other agreement made between the Pledgor and the Pledgee or any other security granted by the Pledgor to the Pledgee whether before or after the execution of this Agreement.

6.11	No Merger

Neither the taking of any action, suit or proceeding, judicial or extra-judicial, nor the exercise of any power of seizure or disposition shall extinguish the liability of the Pledgor to pay and perform the Obligations nor shall the acceptance of any payment or alternate security constitute or create any novation. No covenant, representation or warranty of the Pledgor herein shall merge in any judgment.

6.12	Entire Agreement

There are no representations, agreements, warranties, conditions, covenants or terms, express or implied, collateral or otherwise, affecting this Agreement, the Security Interest or the Pledgor’s obligations and liabilities hereunder other than as expressed herein.

6.13	Enforcement and Severability

If any provisions of this Agreement as applied to any party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void, voidable, invalid or unenforceable, in whole or in part, the same shall not affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The parties hereto agree that the provisions hereof are reasonable and intend this Agreement to be enforced as written.

6.14	Disclosure of Information re: Pledgor

The Pledgor agrees that the Pledgee may provide from time to time such information concerning this Agreement, the Pledged Collateral and the Obligations to such persons as the Pledgee in good faith believes are entitled to the same under the PPSA.

6.15	Copy Received

The Pledgor hereby acknowledges receipt of a copy of this Agreement and a copy of the financing, verification or other statements registered under the PPSA and any other applicable legislation in respect of the Security Interest.

6.16	Counterparts

This Agreement may be signed in one or more counterparts each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the effective date first written above.

6.17	English Language

The parties hereto confirm that they have expressly requested that this Agreement and all related documents be drafted in English. Les parties aux présentes confirment avoir expressément demandé que la présente convention et tous les documents s’y rapportant soient rédigés en anglais

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IN WITNESS WHEREOF the Pledgor and the Pledgee have executed this Agreement as of the date first above written.

Per:
[Pledgor], as Pledgor

Full Legal Name:	—

Residential Address:	— —

Date of Birth:	—

SMART TECHNOLOGIES INC.

Per:
Name: Title: